EXHIBIT 99.1

HERITAGE BANKSHARES, INC.	150 Granby Street
Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	Michael S. Ives
Phone:	757-648-1601

Heritage Bankshares, Inc. Announces Fourth Quarter and Full Year 2009 Earnings and Declares Dividends

Norfolk, Va.: January 29, 2010 – Heritage Bankshares, Inc. (“Heritage”; the “Company”) (OTCBB: HBKS), the parent of Heritage Bank (the “Bank”), today announced unaudited financial results for the fourth quarter and full year of 2009.

Net income for the quarter ended December 31, 2009 was $463,000 compared to net income of $67,000 for the fourth quarter of 2008. After the effect of dividends on preferred stock, net income available to common stockholders was $317,000, or $0.14 per diluted share, compared to net income available to common stockholders of $67,000, or $0.03 per diluted share, for the fourth quarter of 2008.

Net income for 2009 was $1,052,000 compared to net income of $662,000 for 2008. After the effect of dividends on preferred stock, net income available to common stockholders for 2009 was $896,000, or $0.39 per diluted share, compared to net income available to common stockholders of $662,000, or $0.29 per diluted share, for 2008.

Net income for 2008 included an after tax gain of $342,000 on the sale of investment securities in the second and third quarters. The Company took the unusual step of selling a large number of securities in the third quarter of 2008 to avoid any potential impairment of these securities from the turbulence in the financial markets existing at that time. There were no gains on the sale of investment securities in 2009.

Michael S. Ives, President and CEO of the Company and the Bank, commented:

“In this difficult economic environment, we are quite pleased with our results for the fourth quarter. Our net income before preferred stock dividends for the fourth quarter was $463,000, well in excess of our net income of $67,000 for the fourth quarter last year. Furthermore, our asset quality remains excellent, with nonperforming assets of only 0.11% of assets.

“Several years ago, many community banks grew their real estate loan portfolios rapidly through aggressive lending practices. Many of these loans had little or no actual equity in the underlying transactions and involved high loan-to-value ratios with the calculations of value based on wildly optimistic assumptions. Absent rare circumstances such as borrowers with exceptional liquidity or substantial core deposits with our Bank, we did not compete for these types of loans. As a result, growth in our loan portfolio has been limited over the past several years. Our patience and restraint have been rewarded with strong asset quality in the midst of a severe recession.

“Now, however, in light of changes in the prevailing lending landscape, loans are more attractive to us and we plan to increase our lending efforts. Among other changes, borrowers no longer laugh when we ask for actual equity in transactions; loan-to-value ratios are now at appropriate levels; and, most importantly, values are being calculated with reasonable assumptions for the long term. Furthermore, our low cost of funds allows us to provide aggressive pricing for loans that meet our credit criteria.

“I have steadfastly maintained my belief that our net income will grow rapidly as we grow loans and deposits because of our stable expense base. Our results over the past few years support this proposition.

“Our noninterest expenses were $8.0 million for 2007, $8.0 million for 2008, and $8.1 million (including the special FDIC assessment of $121,000) for 2009. Over the same period, our assets grew from $221.2 million at December 31, 2007 to $265.5 million at December 31, 2008 and to $274.6 million at December 31, 2009. Similarly, our net interest income grew from $7.5 million in 2007 to $8.0 million in 2008 to $9.0 million in 2009. Our expectation is that these trends will continue in 2010 with only modest increases in operating expenses that we currently anticipate will be more than offset by increases in our net interest income from loan and deposit growth.

“Some of our shareholders may still be wondering why our Company would issue preferred stock to the United States Treasury under the TARP Capital Purchase Program when so many banks have declined to participate in TARP or have replaced TARP preferred stock with dilutive common stock or expensive and dilutive convertible preferred stock. After months of deliberation and careful financial analysis, our Board of Directors concluded that the acceptance of TARP proceeds would be the most cost-effective means for the Company to grow and still maximize growth in earnings per share.

“More specifically, the increase in our capital base from the issuance of preferred stock under TARP allows the Company to grow by at least $80,000,000 in assets. Comparable growth in our capital through the issuance of new common stock or convertible preferred stock at the currently depressed valuation levels for community bank stocks would have resulted in massive dilution to our existing shareholders, which we avoided through participation in the TARP program. When the capital markets recover for community banks in the future, the Company can always repurchase the TARP preferred stock through some combination of retained earnings, capital loans and/or the issuance of additional common stock at a much higher valuation. But until then, the Company can continue to grow its assets and earnings without capital constraints, and the current shareholders can benefit from this growth without serious dilution to their earnings per share.”

Comparison of Operating Results for the Three Months Ended December 31, 2009 and 2008

Overview. The Company’s pretax income was $709,000 for the fourth quarter of 2009, compared to pretax income of $100,000 for the fourth quarter of 2008. Compared to the fourth quarter of 2008, net interest income increased by $209,000, provision for loan losses decreased by $357,000, noninterest income decreased by $30,000 and noninterest expense decreased by $73,000.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $209,000 to $2.4 million in the fourth quarter of 2009 compared to $2.2 million in the fourth quarter of 2008. This increase was primarily attributable to an increase of $29.1 million in the average balance of interest-earning assets, which more than offset an increase of $861,000 in average interest-bearing liabilities, and to an increase in net interest spread from 3.20% to 3.25%. The net interest margin decreased by 10 basis points, from 3.73% in the fourth quarter of 2008 to 3.63% in the fourth quarter of 2009.

Provision for Loan Losses. Provision for loan losses for the three months ended December 31, 2009 was $28,000 compared to a $385,000 loan loss provision for the three months ended December 31, 2008.

Noninterest Income. Total noninterest income decreased by $30,000, from $246,000 in the fourth quarter of 2008 to $216,000 in the fourth quarter of 2009. This decrease was primarily attributable to net gains of $37,000 on the sale of other real estate owned in the fourth quarter of 2008 that did not recur in 2009.

Noninterest Expense. Total noninterest expense decreased by $73,000, from $1.9 million in the fourth quarter of 2008 to $1.8 million in the fourth quarter of 2009. This decrease in noninterest expense was driven primarily by a $59,000 decrease in compensation and by a net decrease of $58,000 in a variety of other expenses. These increases were partially offset by a $45,000 increase in FDIC insurance expense, which resulted from an increase in FDIC assessment rates and growth in deposit balances.

Income Taxes. The Company’s income tax expense for the quarter ended December 31, 2009 was $246,000, which represented an effective tax rate of 34.7%, compared to income tax expense of $33,000 for the quarter ended December 31, 2008, which represented an effective tax rate of 32.9%. The higher effective tax rate was primarily attributable to a higher percentage of net non-deductible items relative to pre-tax income in the fourth quarter of 2009.

Comparison of Operating Results for the Twelve Months Ended December 31, 2009 and 2008

Overview. The Company’s pretax income was $1,593,000 for the twelve months ended December 31, 2009, compared to pretax income of $1,039,000 for the twelve months ended December 31, 2008, resulting in an increase of $554,000. Compared to 2008, net interest income increased by $1,033,000, provision for loan losses decreased by $284,000, noninterest income decreased by $666,000 and noninterest expense increased by $97,000.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $1,033,000 to $9.1 million for the twelve months ended December 31, 2009 compared to $8.0 million for the twelve months ended December 31, 2008. This increase was primarily attributable to an increase of $33.2 million in the average balance of interest-earning assets, which more than offset an increase of $16.0 million in average interest-bearing liabilities, and to an increase in net interest spread from 3.03% to 3.25%. Net interest margin decreased by 8 basis points, from 3.74% for 2008 to 3.66% for 2009.

Provision for Loan Losses. Provision for loan losses for the twelve months ended December 31, 2009 was $169,000 compared to a $453,000 provision for the twelve months ended December 31, 2008, a decrease of $284,000. Net charge-offs in the twelve months ended December 31, 2009 were $48,000 compared to $201,000 in net charge-offs for the twelve months ended December 31, 2008.

Noninterest Income. Total noninterest income decreased by $666,000, from $1.4 million in 2008 to $782,000 in 2009. This decrease was primarily due to a $518,000 decrease in net gains on the sale of investment securities, an $89,000 decrease in gains on sales of mortgage loans held for sale, and a $37,000 decrease in gains on sale of other real estate owned.

Noninterest Expense. Total noninterest expense increased by $97,000, from $8.0 million in the twelve months ended December 31, 2008 to $8.1 million in the twelve months ended December 31, 2009. Increases of $320,000 and $122,000 in FDIC insurance expense and professional fees, respectively, were partially offset by a $231,000 decrease in courier expense, a $62,000 decrease in loss on disposal or impairment of fixed assets, and a $41,000 decrease in marketing expenses.

Income Taxes. The Company’s income tax expense for the twelve months ended December 31, 2009 was $541,000, which represented an effective tax rate of 34.0%, compared to income tax expense for the twelve months ended December 31, 2008 of $377,000, which represented an effective tax rate of 36.3%. The lower effective tax rate for 2009 was primarily attributable to a $48,000 tax benefit resulting from an increase in nonqualified stock options related to certain of the stock options that were repriced in the first quarter of 2009 and to nontaxable life insurance income recorded in the second quarter of 2009.

Financial Condition of the Company

Total Assets. The Company’s total assets increased by $9.1 million, or 3.4%, from $265.5 million at December 31, 2008 to $274.6 million at December 31, 2009. The increase in assets resulted primarily from increases of $12.5 million and $5.0 million in the ending balances of cash and cash equivalents and loans, respectively, partially offset by a decrease of $10.6 million in securities available for sale.

Total Cash and Cash Equivalents and Investment Securities. Total cash and cash equivalents and investment securities available for sale were $76.0 million at December 31, 2009, compared to a combined balance of $74.2 million at December 31, 2008, reflecting an increase in the combined balance of $1.9 million.

Loans. Loans held for investment, net, at December 31, 2009 were $181.6 million, which represents an increase of $5.0 million, or 2.8%, from the December 31, 2008 loan balance of $176.6 million.

Asset Quality. The Company’s total nonperforming assets remained very low but did increase slightly to $314,000, or 0.11% of assets, at December 31, 2009, compared to $219,000, or 0.08% of assets, at December 31, 2008, attributable to an increase in the balance of other real estate owned.

Deposits. Driven by continued growth in core deposits, total deposits increased by $13.3 million, or 6.2%, from $215.8 million at December 31, 2008 to $229.1 million at December 31, 2009. Core deposits, which are comprised of checking, savings and money market accounts, grew from $163.1 million at December 31, 2008 to $187.3 million at December 31, 2009, an increase of $24.2 million, or 14.8%.

Average total deposits increased by $27.4 million, or 13.9%, from $196.2 million for the twelve months ended December 31, 2008 to $223.6 million for the twelve months ended December 31, 2009. Average core deposits increased by $27.9 million and average certificate of deposit balances decreased by $583,000 between the comparable twelve month periods.

Borrowed Funds. Borrowed funds increased by $768,000, from $6.2 million at December 31, 2008 to $7.0 million at December 31, 2009.

Capital. Stockholders’ equity increased by $11.0 million, or 42.3%, from $25.8 million at December 31, 2008 to $36.8 million at December 31, 2009. Stockholders’ equity increased primarily as a result of the $10.1 million of preferred stock issued by the Company on September 25, 2009 to the U.S. Treasury under its TARP Capital Purchase Program. Stockholders’ equity also increased due to a $415,000 increase in retained earnings that was largely attributable to an increase in the net income of the Company.

Certain reclassifications have been made to prior period financial statements to conform them to the current period presentation.

The unaudited financial statements and accompanying information contained in this press release reflect the impact of corrections to FDIC insurance expense related to prior periods. Specifically, as a result of such corrections to prior-period FDIC insurance expense, retained earnings at December 31, 2008 decreased by $47,390 compared to the originally-reported amount. Further, net income for the three months ended December 31, 2008 decreased by $3,910, from $71,000, as originally reported, to $67,000 (earnings were $0.03 per diluted share both before and after the correction). Net income for the twelve months ended December 31, 2008 decreased by $26,000, from $688,000 (or $0.30 per diluted share), as originally reported, to $662,000 (or $0.29 per diluted share).

The tables attached to and incorporated within this release present in greater detail certain of the unaudited financial information described above.

Dividends

On January 27, 2010, the Board of Directors declared a quarterly dividend on the Company’s common stock in the amount of $.06 per share, payable on February 19, 2010 to shareholders of record on February 8, 2010.

The same day, the Board of Directors also declared quarterly dividends on the preferred stock issued by the Company in connection with its participation in the TARP Capital Purchase Program. Specifically, the Board declared (a) a cash dividend in the aggregate amount of $126,287.50 on the outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and (b) a cash dividend in the aggregate amount of $6,817.50 on the outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series B (collectively, the “Preferred Dividends”). The Preferred Dividends are payable on February 15, 2010 to the U.S. Department of the Treasury, the sole holder of record of such preferred stock.

About Heritage

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the city of Norfolk and two full-service branches in the city of Virginia Beach. Heritage Bank provides a full range of banking services including business, personal and mortgage loans.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, significant increases in capital requirements or other significant changes in regulatory requirements, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-K filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HERITAGE BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	At December 31,
	2009	2008
	(unaudited)	(audited)
ASSETS

Cash and due from banks	$4,598	$4,344
Interest-bearing deposits in other banks	18,674	960
Federal funds sold	2,668	8,114

Total cash and cash equivalents	25,940	13,418
Securities available for sale, at fair value	50,103	60,742
Loans, net
Held for investment, net of allowance for loan losses	181,544	176,562
Held for sale	—	—
Accrued interest receivable	747	735
Stock in Federal Reserve Bank, at cost	586	323
Stock in Federal Home Loan Bank of Atlanta, at cost	1,476	622
Premises and equipment, net	11,891	11,908
Other real estate owned	313	178
Other assets	1,954	972

Total assets	$274,554	$265,460

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities

Deposits
Noninterest-bearing	$76,429	$53,988
Interest-bearing	152,707	161,794

Total deposits	229,136	215,782

Federal Home Loan Bank Advances	5,000	5,000
Securities sold under agreements to repurchase	2,016	1,247
Other borrowings	—	1
Accrued interest payable	119	236
Other liabilities	1,505	17,355

Total liabilities	237,776	239,621

Stockholders’ equity
Preferred stock, no par value - 1,000,000 shares authorized:
Fixed rate cumulative perpetual preferred stock, Series A, 10,103 and 0 shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively	10,103	—
Fixed rate cumulative perpetual preferred stock, Series B, 303 and 0 shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively	303	—
Common stock, $5 par value - 6,000,000 shares authorized; 2,291,352 and 2,279,252 shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively	11,456	11,396
Additional paid-in capital	6,473	6,330
Retained earnings	7,854	7,439
Discount on preferred stock	(289)	—
Accumulated other comprehensive income, net	878	674

Total stockholders’ equity	36,778	25,839

Total liabilities and stockholders’ equity	$274,554	$265,460

HERITAGE BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(audited)
Interest income
Loans and fees on loans	$2,279	$2,450	$9,015	$9,848
Taxable investment securities	474	450	2,141	1,663
Nontaxable investment securities	—	—	—	33
Dividends on FRB and FHLB stock	8	5	27	47
Interest on federal funds sold	—	8	2	143
Other interest income	44	4	93	7

Total interest income	2,805	2,917	11,278	11,741

Interest expense
Deposits	412	729	2,076	3,476
Borrowings	32	36	140	236

Total interest expense	444	765	2,216	3,712

Net interest income	2,361	2,152	9,062	8,029

Provision for loan losses	28	385	169	453

Net interest income after provision for loan losses	2,333	1,767	8,893	7,576

Noninterest income
Service charges on deposit accounts	112	99	398	415
Late charges and other fees on loans	7	9	43	52
Gains on sale of loans held for sale, net	—	—	3	92
Gain on sale of other real estate owned	—	37	—	37
Gain on sale of investment securities	—	—	—	518
Gain on bank-owned life insurance	18	20	54	20
Other	79	81	284	314

Total noninterest income	216	246	782	1,448

Noninterest expense
Compensation	936	995	4,066	4,078
Data processing	125	119	506	527
Occupancy	181	199	793	798
Furniture and equipment	154	135	630	555
Taxes and licenses	68	66	273	270
Professional fees	109	116	469	347
FDIC insurance	82	37	456	136
Marketing	12	13	82	123
Telephone	24	26	102	101
Loss on disposal or impairment of fixed assets	3	2	8	70
Other	146	205	697	980

Total noninterest expense	1,840	1,913	8,082	7,985

Income before provision for income taxes	709	100	1,593	1,039

Provision for income taxes	246	33	541	377

Net income	$463	$67	$1,052	$662
Preferred stock dividend and accretion of discount	$(146)	$—	$(156)	$—

Net income available to common stockholders	$317	$67	$896	$662

Earnings per common share
Basic	$0.14	$0.03	$0.39	$0.29

Diluted	$0.14	$0.03	$0.39	$0.29

Dividends per share	$0.06	$0.06	$0.24	$0.24

Weighted average shares outstanding - basic	2,291,352	2,279,252	2,285,074	2,278,849
Effect of dilutive stock options	6,928	13,431	10,287	15,471

Weighted average shares outstanding - diluted	2,298,280	2,292,683	2,295,361	2,294,320

HERITAGE BANKSHARES, INC.

OTHER SELECTED FINANCIAL INFORMATION

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Financial ratios
Annualized return on average assets	0.46%	0.11%	0.34%	0.28%
Annualized return on average equity	3.40%	1.06%	3.08%	2.60%
Average equity to average assets	13.44%	10.18%	10.99%	10.89%
Equity to assets, at period-end	13.40%	9.73%	13.40%	9.73%
Net interest margin	3.63%	3.73%	3.66%	3.74%

Per common share
Earnings per share - basic	$0.14	$0.03	$0.39	$0.29
Earnings per share - diluted	$0.14	$0.03	$0.39	$0.29
Book value per share	$11.64	$11.34	$11.64	$11.34
Dividends declared per share	$0.06	$0.06	$0.24	$0.24

Common stock outstanding	2,291,352	2,279,252	2,291,352	2,279,252
Weighted average shares outstanding - basic	2,291,352	2,279,252	2,285,074	2,278,849
Weighted average shares outstanding - diluted	2,298,280	2,292,683	2,295,361	2,294,320

Asset quality
Nonaccrual loans	$1	$31	$1	$31
Accruing loans past due 90 days or more	—	10	—	10

Total nonperforming loans	1	41	1	41

Other real estate owned, net	313	178	313	178

Total nonperforming assets	$314	$219	$314	$219

Nonperforming assets to total assets	0.11%	0.08%	0.11%	0.08%

Allowance for loan losses
Balance, beginning of period	$1,771	$1,596	$1,652	$1,400
Provision for loan losses	28	385	169	453
Loans charged-off	(28)	(340)	(96)	(398)
Recoveries	2	11	48	197

Balance, end of period	$1,773	$1,652	$1,773	$1,652

Allowance for loan losses to gross loans held for investment, net of unearned fees and costs	0.97%	0.93%	0.97%	0.93%